EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
August 24, 2026	Chief Financial Officer
(800)445-1347

United Bankshares Declares Third Quarter Dividend

and Announces New Stock Repurchase Program

WASHINGTON, D.C. and CHARLESTON, WV--United Bankshares, Inc. (the “Company” or “United”) announced that at its August 24, 2026 board meeting, the Board of Directors declared a third quarter dividend of $0.38 per share for shareholders of record as of September 11, 2026. The dividend payout of approximately $51.8 million on 136.2 million shares is payable October 1, 2026. The year of 2025 represented the 52nd consecutive year of dividend increases for United shareholders. Only one other major banking company in the USA has achieved such a dividend record.

Also, at the August 24, 2026 board meeting, the Board of Directors approved a new plan to repurchase up to 6.8 million, or approximately 5%, of the issued and outstanding shares of United’s common stock. The new plan replaces the prior repurchase plan approved by United’s Board of Directors in November of 2025. Repurchases by the Company may be made from time to time through open market purchases, privately negotiated transactions, or by other means.

The 2026 Plan does not obligate the Company to purchase any particular number of shares of common stock during any period. The timing, price and quantity of purchases under the 2026 Plan will be at the discretion of management and the 2026 Plan may be discontinued, suspended or restarted at any time depending on the facts and circumstances. United’s management believes the 2026 Plan, depending upon market and business conditions, will provide capital management opportunities and build value for the Company’s shareholders. Shares repurchased under the 2026 Plan will be available to fund employee benefit programs as well as for a variety of other corporate purposes, including potential acquisitions.

United Bankshares, Inc. (NASDAQ: UBSI) is a financial services company with consolidated assets of approximately $34 billion as of June 30, 2026. United is the parent company of United Bank, which comprises over 240 offices located across Washington, D.C., Virginia, West Virginia, Maryland, North Carolina, South Carolina, Georgia, Ohio, and Pennsylvania. For more information, visit ubsi-inc.com.